EXHIBIT 99.1

ITW Completes Sale of its Industrial Packaging Segment to
The Carlyle Group for $3.2 Billion

GLENVIEW, Ill., May 1, 2014 – Illinois Tool Works Inc. (NYSE: ITW) today announced that it has completed the previously announced sale of its Industrial Packaging segment to The Carlyle Group for $3.2 billion, subject to customary post-closing adjustments.

In September 2013, the company announced that it intended to utilize its existing share repurchase authorization to repurchase approximately 50 million shares in order to fully offset the divestiture-related EPS dilution. The company has repurchased approximately 33 million shares through the first quarter of 2014 and plans to substantially complete the share repurchase program by June 30, 2014.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the amount and timing of share repurchases. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the company's expectations are set forth in ITW's 2013 Annual Report on Form 10-K.

ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The company focuses on solid growth, improving profitability and strong returns across its worldwide platforms and businesses. These businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $14.1 billion in 2013.

SOURCE Illinois Tool Works Inc.

Alison Donnelly, 847-657-4565 or Adonnelly@itw.com